Exhibit 3.6

CERTIFICATE OF INCORPORATION

OF

NMTC, INC.

FIRST: The name of the corporation is: NMTC, Inc.

SECOND: The address of the corporation’s registered office in this State is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at this address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock par value of $0.01 per share and having an aggregate par value of $10.00.

FIFTH: The name and mailing address of the sole incorporator is Mark E. Trivette, c/o Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037.

SIXTH: (a) The corporation shall indemnify, in accordance with and to the full extent now of hereafter permitted by law, any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason his acting as a director or officer of the corporation or, at the request of the corporation, in any other capacity for or on behalf of the corporation (and the corporation, in the discretion of the Board of Directors, shall indemnify a person by reason of the fact that he is or was an employee of the corporation) against any liability or expense actually and reasonable incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section shall be deemed to be a contract between the corporation and each person referred to herein.

(b) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

SEVENTH: A director of the corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH: The stockholders shall have power to make, alter, amend, change add to or repeal the by-laws of the corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware do make, file and record this Certificate, and do certify that the facts herein stated are true, and I accordingly hereto, set my hand this 11th day of January, 1993.

/s/ Mark E. Trivette
Mark E. Trivette
Incorporator